Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8

Bloom Energy Corporation

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share (“Class A Shares”)	457(a)	10,000,000 (2)	$18.0625 (3)	$180,625,000	$92.70 per $1,000,000	$16,743.94
Total Offering Amounts					$180,625,000		$16,743.94
Total Fee Offsets							$0
Net Fee Due							$16,743.94

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth in the Bloom Energy Corporation 2018 Employee Stock Purchase Plan, as amended and restated (the “ESPP”), including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A Shares.

(2)	This Registration Statement registers the 10,000,000 additional Class A Shares available for issuance under the ESPP.
(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $18.0625 per share, which represents 85% of the average of the high and low prices of the Registrant’s Class A Shares as reported on the New York Stock Exchange on August 3, 2022.